Q1 2006 The Children's Place Retail Stores, Inc. Earnings
Conference Call Transcript

May 18, 2006 / 9:00AM ET

CORPORATE PARTICIPANTS

Heather Anthony
The Children's Place - Investor Relations

Ezra Dabah
The Children's Place - Chairman, CEO

Sue Riley
The Children's Place - CFO

Neal Goldberg
The Children's Place - President

Richard Flaks
The Children's Place - SVP-Planning, Allocation & IT

Amy Hauk
The Disney Store - SVP/Gen. Merchandise Manager

CONFERENCE CALL PARTICIPANTS

Kimberly Greenberger
Citigroup - Analyst

John Zolidis
Buckingham Research - Analyst

Jodi Cukierman
CIBC World Markets - Analyst

Paula Kalandiak

Roth Capital Partners - Analyst

Tom Filandro
FIG - Analyst

Janet Kloppenburg
JJK Research - Analyst

Anna Andreeva

JP Morgan

PRESENTATION

Operator

Good day, ladies and gentlemen. Currently, all sites are on the conference line in a listen-only mode. Please note this call may be recorded. I will now turn the call over to Ms. Heather Anthony. Go ahead, please.

Heather Anthony - The Children's Place - IR

Thank you, operator and good morning, everyone. Thanks for joining us today for a review of our fiscal 2006 first quarter financial results. Joining us on this morning's call is Ezra Dabah, Chairman and CEO Chief Executive Officer; Neal Goldberg, President and Sue Riley, our Chief Financial Officer. Also on hand to answer your questions at the end of our remarks are Amy Hauk, Senior Vice President/General merchandise manager and Richard Flaks, Senior Vice president-Planning, Allocation and IT.

Today, Ezra will update you on our latest market share gains, share some favorable demographic information, and review the Disney Store business. Sue will cover our financials in more details and Neil will review The Children's Place business. After our prepared remarks, we will be able to take your questions. Please limit yourself to one question so that we can speak with as many participants as possible.

I'd also like to remind participants that any forward-looking remarks made today are subject to the Safe Harbor statement found in this morning's press release as well as in our SEC filings. With that out of the way, I will now turn the call over to Ezra Dabah, CEO. Ezra?

Ezra Dabah - The Children's Place - Chairman, CEO

Thank you very much. Good morning, everyone. Our first quarter results marked a strong start to fiscal 2006. I am pleased to report our first quarter financial highlights. Net sales up 16%, comparable-store sales increased 9%. Gross margin increased 100 basis points. We leveraged SG&A expense and earnings per share increased 53% to $0.52.

This is truly an exciting time for The Children's Place. Our first quarter performance reflects the progress we are making towards our 2006 goals of increasing market share, enhancing the customer brand experience and achieving greater expense efficiency. According to NPD over the last 12 months through March, The Children's Place brand grew to 4.3%, up to 27.8 billion children's apparel markets in the U.S., up from 3.8% for the same period last year.

Current demographic trends contribute to our optimism. According to the U.S. Census Bureau, the number of children aged 0 to 9 years is expected to grow over 5% from 2005 to 2010. This is a significant improvement in trend from 2000 to 2005, when this age group remained relatively flat.

Worth noting is that the older portion of the echo boom generation is now beginning to have children. In 2000, this group represented just 13% of the women child-bearing age in the U.S. This year, echo boomers will represent approximately 50% of this target market. Based on various reports, the echo boomers are bigger spenders than the baby boomers or the Gen X'ers, and spend approximately five times that of a mom at the same age. In addition, she's brand-conscious, value-oriented, and appreciates quality and convenience. All of this plays well to The Children's Place brand attributes.

Turning to the Disney Stores, we're pleased with the results of our first quarter. Driving the brand's performance was our increased softline penetration, a stronger inventory position and positive guest response to our merchandise offering. Disney Stores' 14% comp increase was driven by a 10% increase in the average transaction size and a 4% increase in transactions. Particularly encouraging this quarter was our increased traffic levels which is in contrast to what we experienced all of last year. Our best-performing departments were softlines, which comped well above the chain's average.

Our strategy of lowering initial prices to generate increased unit sales and transactions, was effective in the first quarter. With the base of our pricing strategy in place, in the second half we will increase the percentage of better and best merchandise to elevate the brand and increase average unit retails. In addition, we are on track to reintroduce adult apparel and offer more newness and innovation in the toy category.

We have made good progress on our strategic initiatives, and believe we have the right plans in place to enhance our second half performance. We look forward to the much-anticipated back-to-back theatrical releases of Disney-Pixar's Cars in early June, and the Walt Disney Pictures Pirates of the Caribbean -- Dead Man's Chest, in early July. We have an exciting lineup of unique products for both movies, and we plan to make a big merchandise statement supported by impactful in-store marketing and direct-mail campaigns. The combination of these two new films will also provide great new content for our future boy's business, which will complement the ongoing strength of the Princess franchise in girls.

In closing, at The Children's Place we are gaining customer loyalty as we continue to strengthen our formula of desirable fashion, high-quality, value prices and a compelling store environment. At the Disney Store, we are pleased with our recent performance which is still in the very early stages of its repositioning. We believe that our business is well positioned to achieve long-term, profitable growth, and thank The Children's Place and the Disney Store teams of executives and associates for executing at such a high level.

Now I will turn the call over to Sue, our new CFO, who will review our financial results.

Sue Riley - The Children's Place - CFO

Thank you, Ezra, and good morning, everyone. I am pleased to report our strong first quarter results. Net income for the first quarter was $15.3 million, a 56% increase over last year. Diluted earnings per share were $0.52, a 53% increase over last year's earnings per share of $0.34.

Earnings per share excluding equity compensation and stock option expense were $0.58, a 71% increase over last year. As a reminder, last year's earnings per share, as reported, were reduced by $0.02 for the adoption of FSP FAS 13-1, the expensing of rent during construction. Last year's earnings per share also included a $0.03 non-cash charge related to acquired Disney's store inventory.

On a segment basis, each brand showed strong operating profit growth. The Children's Place recorded operating profit of $52.5 million versus 48 million last year. Disney Store narrowed its operating loss to $6.5 million, compared to an operating loss of $14 million last year. It should be noted that there were modifications to last year's segment allocations.

Consolidated net sales for the first quarter increased 16% to $426.5 million from $359.2 million last year. First quarter sales were comprised of $322 million from The Children's Place brand, a 15% increase over last year, and $104.5 million from Disney Store, an 18% increase over last year.

Consolidated comparable-store sales increased 9% for the quarter, driven by a 6% increase in comparable-store sales transactions and a 3% increase in average transaction size.

The Children's Place's brand comparable-store sales increased 8% on top of a 13% increase last year. Comparable-store sales for Disney Store increased 14%.

Consolidated gross profit dollars increased 18% to $157.6 million. Consolidated gross margin increased 100 basis points to 39.3%, primarily driven by increased IMU at both brands, lower markdowns at Disney Store, and buying and occupancy leverage. Partially offsetting the increase were higher markdowns at The Children's Place and increased distribution costs reflecting DC expenses that we have not yet annualized.

Consolidated SG&A as a percentage of sales improved by approximately 40 basis points to 30.3%. The leverage primarily reflects lower store payroll and expenses as a percentage to sales, and Disney Store transitional services incurred last year, partially offset by equity compensation and the expensing of stock options, higher marketing costs, and increased store incentive bonuses.

We're pleased with our ability to have leveraged expenses, particularly when taking into consideration the addition of equity compensation and stock option expense, and severance paid out during the quarter.

Depreciation and amortization expense was 3.3%, flat to last year.

Our strong sales, increased gross margin, and expense efficiency resulted in operating income of $23.9 million, a 50% increase over last year. Operating margin increased 130 basis points to 5.6% compared to 4.3% last year. Our effective tax rate was 38.2% in the first quarter versus 39% last year, reflecting the impact of tax minimization strategies.

Moving onto the balance sheet, we ended the first quarter with cash and equivalents of $176 million, an 18% increase compared to $149 million last year. Similar to last year, we had no long-term debt and zero borrowings on our credit facility at quarter end. Total inventory at cost was up 36% or 28% on a square foot basis. At The Children's Place, inventory at cost was up 37% on a square foot basis, which is above our guidance reflecting higher than anticipated back-to-school merchandise in transit versus last year. Less than 3% of the increase was spring and prior and we're comfortable with our inventory position as we move into the second quarter. Disney Store inventory at cost was up approximately 12% on a square foot basis, below our previous guidance, primarily reflecting lower-than-anticipated merchandise in transit as well as strong sales.

Looking ahead, we expect The Children's Place brand to end the second quarter with inventory per square foot up in the mid 30s versus a 12% decline last year, and anticipate ending the third quarter with inventories per square foot up in the single digits. At Disney Store, we expect to end the second quarter with inventory per square foot up in the high 30s, and to end the third quarter up in the midteens.

During the first quarter we opened eight The Children's Place stores, closed one and remodeled four. In addition, we closed one Disney Store and remodeled two. As of April 29th, 2006 we operated a total of 1125 stores comprised of 809 Children's Place stores and 316 Disney Stores, in approximately 5.2 million square feet. Sales productivity increased approximately 9% in the quarter over last year.

As stated in our April sales release, we raised our fiscal 2006 earnings per share guidance to a range of $2.77 to $2.87, which represents a 22 to a 26% increase over last year.

Thanks, and now I will turn the call over to Neal.

Neal Goldberg - The Children's Place - President

Thanks, Sue. Today I will review Q1 merchandise and highlights, our Canadian business, and then wrap up with some highlights for the upcoming back-to-school season.

Our first quarter performance reflects strong response to our spring casual and active assortments, driven by skater pants, graphic tees and polos. In addition to the strength of our casual assortments, Easter dressy also performed very well as our customers continue to view us as a destination for special occasion dressing. Our 8% comp was driven by a 6% increase in transactions, reflecting increased traffic and a 90 basis point increase in customer conversion. Our continued focus on conversion is clearly driving tangible results. Average transaction size increased 2% in the quarter. Our strong comp performance was broad-based with positive comps achieved across all regions, all departments and all store types.

The strong response we experienced in spring has continued into the summer. In support of the summer line, we sent a direct-mail piece to approximately 4.5 million customers, up from 4.3 million last year. We continue to experience strong response rates to our mailers, which further validates our strategy of increasing the frequency and depth of our direct-mail program.

Complementing our summer offering this year are aspirational marketing and in-store visuals, in line with our company goal of enhancing the customer brand experience. Our summer 2 assortment arrives in stores in time for Memorial Day weekend, and will include our patchwork madras group across the whole family, new color extensions, and our Americana capsule.

I recently returned from a visit up to Canada, which continues to be a terrific market for The Children's Place brands. In just 3.5 years, we have grown the business from zero to 65 Children's Place stores and $140 million Canadian for fiscal 2005. The Canadian customer has embraced The Children's Place brand, and loves our unique formula of desirable fashion, high quality, value prices, and a compelling store environment. In fact, The Children's Place is the fastest-growing children's apparel brand in Canada according to NPD and already owns 3.6% of the market as of year-end -- a great achievement in such a short time frame.

Departmentally, our newborn and baby girl businesses rank among the top two brands in Canada. We continue to believe that this market has a potential for approximately 120 stores or 10% of our total opportunity for 1200 stores across North America. These stores are very productive, with average sales per square foot of $411 US in fiscal '05, or 25% higher than the total company.

Turning to back-to-school, we believe we have a great assortment this year and the right strategies to drive a successful season. With a commitment to elevating the brand and opportunities identified from last year, our 2006 back-to-school strategies reflect four key areas. First, staggering merchandise flows which will enable us to capture more wear-now business. New merchandise will flow into stores beginning with a small transitional capsule in early June, and uniforms will arrive in stores based on store segments to coincide with school calendars. Key items such as denim and backpacks will set in late June, with our full fall 1 assortment arriving in stores in early July. Our new premium denim offering and expanded fashion assortment will be in stores towards the end of July.

Next is building our growing denim business to become the denim destination this back-to-school season. We have enhanced our entire denim category to include new fits, washes, marketing and increase the quality. In addition to our 2 to 28 and fashion denim programs, this year we are layering on a premium denim program.

Third, expand our micromerchandising capability to maximize tiering and climate opportunities. For example, this year, 30% of our fall assortment is differentiated based on climate, and we have edited or increased assortments for the top 200 and bottom 200 stores.

And finally, increasing average unit retails through good/better/best pricing strategy. We are increasing the percentage of better and best merchandise while still offering a strong assortment of high-quality merchandise at the great 2 for and value prices that we're known for.

In closing, we're pleased with the continued strength of The Children's Place brands. As Ezra mentioned, our market share gains are evidence of our increasing popularity with the customer which is particularly exciting given that such a large portion of our target market has yet to discover our brand. Through compelling assortments, elevated marketing, and enhancing the store environment, we are committed to taking this brand to the next level and see significant growth ahead.

Thanks, and I will now turn the call back over to Ezra.

Ezra Dabah - The Children's Place - Chairman, CEO

Thank you, Neal. Operator, we are ready to take questions.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Kimberly Greenberger from Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Great, thank you. Good morning and congratulations on a nice quarter. I'm wondering if you can talk about performance plays The Children's Place division external gross margin, how the first quarter margin compares to either last year or to your historical levels. And, any sort of parameters you can provide around the external gross margin improvement at the Disney stores would be very helpful. Thanks.

Sue Riley - The Children's Place - CFO

Okay, Kimberly, if you look at Children's Place gross margin compared to last year, and this is on an external basis, we saw some very nice leverage, occupancy leverage. We gave some of that -- actually most of that back in the DC expenses. And bear in mind, we haven't annualized that DC yet, which has more capacity than what we actually were able to use in the first quarter just because of the timing of our quarters. And then we did take markdowns at Children's Place, which we expected to do, which mitigated the margin somewhat.

If you look at the total margin, a 100-basis-point improvement, you basically see the same pattern, except that the Disney margin was considerably stronger year-on-year as a result of IMU improvement that we're seeing -- which were driven in part by the pricing and in part by cost reduction as we sourced more efficiently. And lower markdowns -- excuse me -- and lower markdowns in Disney.

Ezra Dabah - The Children's Place - Chairman, CEO

So, Kimberly, you know at Disney, we're certainly continuing to shrink that delta between the Disney gross margin and The Children's Place and made some nice improvement in the first quarter towards that.

Kimberly Greenberger - Citigroup - Analyst

Then secondarily on the SG&A initiative, it sounds like we started to see some results of the expense tightening that you've talked about at your analyst day back in December. What sort of leverage point do you have for SG&A going forward? In other words, what comp do you need to see that leverage on your SG&A as we get out into the year?

Sue Riley - The Children's Place - CFO

Our guidance on SG&A hasn't changed from where we guided you earlier this year. We're basically looking at some deleveraging on SG&A when you include option and equity expense, and the actual leverage when you take option and equity expense out.

Kimberly Greenberger - Citigroup - Analyst

Great, thank you.

Sue Riley - The Children's Place - CFO

You can expect to see a little leverage when we take that expense out, okay?

Operator

Brian Tunick, JP Morgan.

Anna  Andreeva - JP Morgan

Thanks, good morning, it's Anna for Brian. Just a follow-up on the markdowns at the core Place division. Should we expect to see more going forward? Was that a surprise? Could you just give us some color on that? And also, could you update us on the progress for the search of the President of Disney, and also GMM at core Place?

Sue Riley - The Children's Place - CFO

Just to clarify, the markdowns at Children's Place were not a surprise. We came into the quarter with a higher inventory position and expected the markdowns that we in fact took and our strategy has not changed moving on into the second quarter.

Richard Flaks - The Children's Place - SVP - Planning, Allocation & IT

If I could just reiterate, our strategy for the last year and continued is to drive market share which clearly from these results you can see we are making progress. But the same time, drive margin dollars. So we're not as focused on the markdown rate as we are driving the top line and the margin dollar piece. We do in the back half of the year see that more in line with last year's levels of markdowns.

Anna  Andreeva - JP Morgan

Okay.

Ezra Dabah - The Children's Place - Chairman, CEO

As it relates to the search for a President of Disney Stores and GMM at The Children's Place, both those searches are ongoing. We are looking for the very best, brightest candidate, and it will just continue to be ongoing until we find the very right individual to lead those two positions.

I would just like to add that as you know I always talk about how fortunate I am to have a tremendously strong management team surrounding me, and we believe that we are not losing much by having those two positions open at the time. We would rather wait to find the right individual.

Unidentified Speaker

Okay, thanks. Good luck.

Operator

John Zolidis, Buckingham Research.

John Zolidis - Buckingham Research - Analyst

Hi. Good morning, guys. A question on the equity compensation in the quarter. It looks like it was about $0.04, but annual guidance is about $0.30, if I recall. Can you explain the disconnect there?

Sue Riley - The Children's Place - CFO

Yes, it was actually -- equity compensation in the first quarter was about $3 million. Bear in mind, we had some key executive positions that remain open that we expect to fill, so our guidance hasn't changed for the year. We are expecting to be about 13 million for the -- I'm sorry, did I quote you wrong? Yes, 13 million for the year.

John Zolidis - Buckingham Research - Analyst

Okay, and the in the breakout that you provided on the operating profits by division, where is equity compensation in that?

Sue Riley - The Children's Place - CFO

Equity compensation is for the most part in shared services, in that breakout. To the extent that we have an executive that's directly associated with one division or another, it's allocated to that division, but in fact most of it is for the -- most of it is in shared services.

John Zolidis - Buckingham Research - Analyst

Okay, so those breakouts by division are apples-to-apples? over last year?

Sue Riley - The Children's Place - CFO

Yes, they are.

John Zolidis - Buckingham Research - Analyst

Now on the Disney Store side, you said that there was some reclassification.

Sue Riley - The Children's Place - CFO

Yes. Actually the reclassification from last year primarily pertained to Children's Place and shared services. So Disney Stores was impacted only by about $0.5 million last year, versus -- it was really an allocation issue between Children's Place and shared services.

John Zolidis - Buckingham Research - Analyst

Okay, that's what I have in my model, so thank you.

Operator

Jodi Cukierman, CIBC World Markets.

Jodi Cukierman - CIBC World Markets - Analyst

Hi, how are you. I'm calling in for Dorothy Lakner. I just have a couple of questions this morning. At The Disney Stores, I was hoping you could comment a little bit more on what types of softline categories drove the performance during the quarter. And during your prepared remarks, you spoke about back-to-school plans for The Children's Place brand, but we were hoping you could discuss some of the merchandising opportunities in softlines for Disney for summer and back-to-school.

Amy Hauk - The Disney Store - SVP/Gen. Merchandise Manager

Okay, I'm going to take that question. For spring, we saw softlines growth across both boys and girls and newborns. Newborn was a new business for us that we're not rounding and we saw strong performance, so that was incremental there. We also saw exceptionally strong performance in our dressy categories, which gives us continued opportunity to grow better and best in raising the AUR, which we think is a huge opportunity to go forward and a win.

Continued softlines growth into Q2 is -- we see active as well as Cars, we have a strong softlines presence in Cars, and we also launched a new basic tee, graphic tee program and we're looking at graphic tees as being an opportunity for us going forward into the rest of year and beyond.

Does that answer your question?

Jodi Cukierman - CIBC World Markets - Analyst

That was very helpful.

Amy Hauk - The Disney Store - SVP/Gen. Merchandise Manager

And back-to-school, back-to-school obviously we think denim is a core business for us as well, and we will be looking to elevate that through innovative interpretation of character. And I'm actually very excited about how fresh and new and exciting I think our back-to-school denim is going to look at the Disney stores. And then we will also be looking at back-to-school bags as well as leveraging Ezra earlier the great boys franchises that we have in Cars and Pirates. And then also in girls, we've seen exceptionally strong, continued performance in princess, layered on with Tinkerbell and Fairies.

Jodi Cukierman - CIBC World Markets - Analyst

And one question regarding the Disney remodels. You slowed down a little bit because you were coming up with new Disney Store format. I was wondering if we could just get an update on the new prototype and how that's coming along.

Ezra Dabah - The Children's Place - Chairman, CEO

Yes, we're just beginning the process of designing the new prototype, and at this particular time, we expect to begin the rollout in early 2007.

Jodi Cukierman - CIBC World Markets - Analyst

Great, thanks very much.

Operator

Paula Kalandiak, Roth Capital Partners.

Paula Kalandiak - Roth Capital Partners - Analyst

Its Paula Kalandiak, good morning. I have a question about the merchandise at The Children's Place side of the business. It sounds like you're going to layer in a lot more of the better and best at Disney. Is there also can opportunity at The Children's Place, and can you tell us a little more about the premium denim and what the price point is going to be there?

Neal Goldberg - The Children's Place - President

Sure. Clearly, we view that there is an opportunity to layer in other levels. We are very proud of our good levels; we are supporting that with our 2fors and our value, but we see opportunities for better and best throughout most categories. The best example which we spoke about earlier is premium denim.

It's going to be a range of prices, but it's really going to be about wash, hardware, trim and fabric differences and we're very excited about it. And we think clearly the key thing is to hold onto our good prices. Customers have learned to expect them and love them, but they also have an appetite for better and best categories across all areas and we're really excited to make sure we can fulfill those requests that they are asking us for. So you're going to see a couple of different areas throughout the store.

Operator

Tom Filandro, FIG.

Tom Filandro - FIG - Analyst

Congratulations as well; great quarter. (multiple speakers) one question -- what the heck are you guys going to do with all that cash?!

Second question is, how is the Web business going for Disney and the Disney Store brands? Have you guys come to any conclusion on how you can sort of resolve this issue of people getting e-mails from the Disney Corporation about shopping versus your e-mails and direct-mail pieces? Thank you.

Ezra Dabah - The Children's Place - Chairman, CEO

Tom, I'm not sure if you want to answer that on cash, but you know we are a very young company, we have much growth ahead of us, and we certainly look to find good uses for that cash in the future.

As it relates to the Disney Store e-com site, we're working together with the Walt Disney Co. to figure out what is absolutely best for the Disney Store guest and the Disney guest period. And at this particular time, we are looking forward to launch sometime in the spring of 07, a Disney Store e-com site.

Tom Filandro - FIG - Analyst

That's awesome. Ezra, any callouts potentially for share buyback or dividend? I can't imagine you need all that cash for the growth initiatives you have in place.

Ezra Dabah - The Children's Place - Chairman, CEO

Again, Tom, we are a young Company with a lot ahead of us. There's no thoughts at this moment towards anything like that.

Tom Filandro - FIG - Analyst

Keep plugging away; thank you.

Operator

Kimberly Greenberger, Citigroup.

Kimberly Greenberger - Citigroup - Analyst

I just had a follow-up for Richard Flaks. I noticed your -- you mentioned in the prepared remarks that the Disney inventory and is below where you expected it to be, obviously that April sales impacted your in-stock position. What are your plans to support the comps at the Disney division and getting in enough inventory, given how depleted the levels were last year?

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

If you noticed in the shared remarks as well, we talked about inventory at the end of the second quarter being in the '30s. So we do rectify that, get it from the 12% recorded at the end of the first quarter up to the mid 30s or so in the end of the second quarter. The shift is really timing of in-transit. So things that we had anticipated being already on the shelf and in our ownership on the balance sheet at the end of the quarter that come into ownership soon after that. So we are comfortable that we have the right level of inventory to continue to sustain the Disney business.

Operator

Janet Kloppenburg, JJK Research

Janet Kloppenburg - JJK Research - Analyst

Good morning everyone. Congratulations. I was wondering if maybe Neal and Amy could talk a little bit about this good/better/best program and how you will know or if you will test for the optimal level of allocation. In other words, I guess I feel a little bit, particularly at The Children's Place, Neal, that before you know it, your prices are skewing higher and there will be some resistance from the customer. So maybe you could talk a little bit about how you'll approach getting the right balance there. Thank you.

Neal Goldberg - The Children's Place - President

You know, I will speak to The Children's Place, Janet. We always have said we would look at pricing surgically. We are very cognizant of our value proposition, and our good, our two-fors, we're going to keep there, they are the big part of our business.

We are always looking for opportunities in better and best, and our customers are asking for it. So we will layer that in surgically where we see fit. And quite candidly, we don't price -- and I'd want to say we want to hit a price point where we just look at the garment and say, what does it deserve? And we've been very successful doing that and we're just going to later in more of that across the store. But without question, if our customers come in our store, they will see value. They will see our two-fors, they will see our value proposition very clearly. And interesting enough, better/best just supports that even more.

Janet Kloppenburg - JJK Research - Analyst

But will the better and best, Neal, be more prevalent at the peak seasons; let's say, back-to-school and holiday?

Neal Goldberg - The Children's Place - President

No, it's going to be (multiple speakers) --.

Janet Kloppenburg - JJK Research - Analyst

It's going to be right through the year?

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

If I can just add to this, at the same time we are doing the better and best, we are focusing on the tiered strategy, top store, average store, bottom store strategy. So one of the things -- although we're not testing a lot of better and best, we are introducing a lot of it in the top 200 stores and not directly into the chain. And as we learn from that, we will roll it further in the chain. That doesn't mean there's not a better/best strategy in the rest of the chain, but a lot of it is skewed to the top stores.

Ezra Dabah - The Children's Place - Chairman, CEO

Also as Neal mentioned, that the value equation in the better and best category will remain no different than it is in the good category. So we are looking over time slowly -- and this is a slow change into a little more better and best; we're not moving the pendulum in any big way here. We certainly look forward to elevate the brand, improve the AUR and we feel that this is the perfect timing to move it up a little bit.

Amy Hauk - The Disney Store - SVP/Gen. Merchandise Manager

And I do. I think that's important that the value equation applies even at the higher price pointed items, that for what you're getting, you feel like you're getting a value. That's critically important. One other things also, Janet, as far as looking at it surgically, we saw a decrease in delta between the original retail price and the net AUR out the door certainly at Disney in Q1 in our better and best categories, which shows that we have an opportunity to increase those. And again, it's really important to have that acceptability in the brand, which is our bread butter, it's our milk, and we will always keep that. But we want to give customers and guests the choice when they come up, to step up. And I think Ezra talks about market share and the increase in marketshare; I think Children's Place is becoming more recognizable as a brand and certainly Disney is. We want to offer those options to the customer when they come through the door.

Janet Kloppenburg - JJK Research - Analyst

Great, thanks so much and good luck.

Operator

John Zolidis, Buckingham Research.

John Zolidis - Buckingham Research - Analyst

One follow-up question, just a clarification. I wanted to understand a little bit kind of your thinking on inventory, market share, markdowns, inventory turns, that kind of stuff. Because it seemed like you were saying that you were accepting a higher markdown rate with a bigger inventory investment in order to take some incremental dollars. But wouldn't you be getting a lower return on investment on your inventory investment, and also a lower inventory turns in that scenario?

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

Yes, John, once again, we've not been focused as tightly on inventory turns. We don't look at inventory at a point in time, although we report that to you. We continue to look at goods available to support the retail reductions we expect through the balance of the year. So, we are much less focused on how much do you have at the end of April, then how much do we have to support the go-forward business that we need to do.

But you understood me correctly where I said, as we position for growth -- and we're not planning to necessarily take higher markdown rates, but what we're doing is we are positioning the inventory that if the upside in the business wants to materialize it can, but if it doesn't we have the room to get clean which we've been doing consistently. We don't let that aged inventory carry. I don't know if that answers your question.

John Zolidis - Buckingham Research - Analyst

I'm going to think about that for a little bit.

Ezra Dabah - The Children's Place - Chairman, CEO

The bottom line, John, is that at this particular moment, we're a little more focused on market share. As Richard said before, we're focused on margin dollars than we are the markdown percentage. And maybe down the line and a year or so from now, we'll be focused on gross margin percentage. But right now, what's more important to us is continuing market share gain and gross margin dollars.

John Zolidis - Buckingham Research - Analyst

Okay, and then just that comment from Neal on the strong response continued into summer. Is that a comment on May business trends?

Ezra Dabah - The Children's Place - Chairman, CEO

You could assume what you would like to, but in a way, we have continued the strength in summer.

John Zolidis - Buckingham Research - Analyst

Okay, great. Good luck, guys, and I guess we will see you tomorrow.

Operator

Paula Kalandiak, Roth Capital Partners.

Paula Kalandiak - Roth Capital Partners - Analyst

Hi again. I just wanted to follow-up about your multiples program. Can you talk about how that might be different this year in terms of the way you flow it to stores or the amount that you've brought in for the multiple program this year versus last year?

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

I'm trying to think if I -- the flow to stores on multiples -- the flow strategy doesn't directly affect multiples. There is a change to the flow strategy in total. Last year we set our first back-to-school product at the end of June. We do have a capsule of product that is setting early June, but it's a combination of multiples and other product; it's not just purely a multiple strategy presentation.

In terms of the investment, we have comped the multiples business over last year, in total. We've made some changes within the multiples business but it still remains a significant part of our business.

I think as Ezra mentioned most of the multiples are part of the good category, and we've shifted some dollars into better and best but this has been more of an evolution than a revolution. It's not a significant shift in what we've been doing.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay, I was actually thinking specifically about the 3 for 15 tanks, tees and shorts multiple program.

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

Oh, the multiples in summer?

Paula Kalandiak - Roth Capital Partners - Analyst

Yes.

Richard Flaks - The Children's Place - SVP-Planning, Allocation & IT

We flowed the multiples in summer the same timing is last year, but only into 200 stores. And we are introducing multiples into the chain next week. So, we did shift the summer multiples program later in summer, and we saw new opportunity to increase AUR in the summer time period. We were driving a lot of our volume out of $5 T-shirts, tanks, shorts, and felt we could get a premium at the beginning of the season on fashion.

Operator

At this time, we have no more questions queued.

Ezra Dabah - The Children's Place - Chairman, CEO

Okay, thank you, everyone. Thank you for your continued interest in our company. Sue and the IR team are available should you have any additional questions or follow-ups. Have a great summer. Thank you.

Sue Riley - The Children's Place - CFO

Goodbye.

Operator

Ladies and gentlemen, this concludes today's teleconference. You may disconnect at anytime.